Filed pursuant to
Rule 424(b)(3)
File No. 333-137802
File No. 333-161382
File No. 333-164778
File No. 333-168357
File No. 333-168963

PHL Variable Insurance Company

Phoenix Guaranteed Income Edge® – Lockwood Advisors, Inc.

Phoenix Guaranteed Income Edge® – Investors Capital Advisory Services

Phoenix Guaranteed Income Edge® – Portfolio Design Advisors

Phoenix Guaranteed Income Edge® – Institute for Wealth Management, LLC

Phoenix Guaranteed Income Edge® – J. P. Turner & Company Capital Management, LLC

SUPPLEMENT DATED JUNE 11, 2014

TO THE

PROSPECTUSES DATED APRIL 30, 2012, As Previously Supplemented

Waiver of Income Edge Fee

The quarterly portion of the Income Edge Fee for your Certificate that will be due on July 1, 2014 will be waived by PHL Variable Insurance Company (the “Company” or “we”). The Company is waiving this fee because, as described below, the Company’s delayed audited financial statements for the year ended December 31, 2013, prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) are not yet completed. Except as regards the obligation to pay the quarterly portion of the Income Edge Fee on July 1, 2014, the terms and conditions of your Certificate are not changed by this fee waiver.

Background

As we previously disclosed to you by prospectus supplement, the Company determined that certain of its previously issued financial statements prepared in accordance with GAAP and incorporated by reference into the April 30, 2012 prospectus, should no longer be relied upon and should be restated to correct errors in those financial statements (the “GAAP restatement”). The Company completed its GAAP restatement with the filing of its Annual Report on Form 10-K for the year ended December 31, 2012 with the U.S. Securities and Exchange Commission (“SEC”) on April 25, 2014 (the “2012 Form 10-K”). The 2012 Form 10-K contained audited financial statements for the years ended December 31, 2012, 2011 and 2010 and interim unaudited financial statements presented for each quarter during the fiscal years 2012 and 2011, which in each case were presented on a restated basis to the extent previously filed in a periodic report by the Company with the SEC.

As a result of the GAAP restatement, the Company has been unable to update its registration statements for products offered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, with the Company’s current GAAP financial information and related disclosure.

The Company has not sold to any new contract owners any SEC-registered annuity and life insurance contracts since the GAAP restatement process was announced by the Company. Contract owners at that time, however, have been permitted to exercise rights provided by their existing contracts, including the right to make additional premium payments into these SEC-registered annuity and life insurance contracts.

Extensions to File with State Insurance Regulators

On June 3, 2014, the Company said it had received from the Connecticut Insurance Department, its domiciliary insurance regulator, a 30-day extension to July 1, 2014 for submission of its audited financial statements for the year ended December 31, 2013 prepared in accordance with Statements of Statutory Accounting Principles (“STAT”) and the filing of management’s report on internal control over financial reporting of the Company. Accordingly, the Company did not file these materials with its regulator on or before the June 1, 2014 filing deadline. The Company has made requests for extensions in the other jurisdictions in which the Company is authorized to conduct business. The Company is not aware of the denial of any such request. The Company intends to seek further extensions as required.

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Update regarding 2013 Annual STAT Financial Statements

The Company has determined that the completion of its 2013 audited STAT financial statements is dependent on substantial completion of its GAAP financial statements for the year ended December 31, 2013, the evaluation of internal control over financial reporting and the related audit processes.

The Company advises that its first quarter 2014 and full year 2013 unaudited STAT financial statements, which were timely filed with its domiciliary state insurance regulator, should be relied upon as the most current assessment of the Company’s financial condition. The Company noted that its STAT financial statements are not indicative of, and are not a replacement for, its GAAP financial statements. Because of the differences between STAT and GAAP accounting principles, variances between the Company’s STAT financial statements and its GAAP financial statements are likely to be material. The 2013 audited STAT financial statements, when completed, could materially and adversely vary from the unaudited 2013 STAT financial statements.

Update on the Company’s 2013 Form 10-K

The Company said that it now expects to file its Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) with the SEC no later than August 22, 2014 and to be current in its SEC periodic reporting obligations by December 12, 2014. The Company and The Phoenix Companies, Inc. (“Phoenix”) are subject to a March 21, 2014 SEC administrative order which provides for the 2013 Form 10-K to be filed with the SEC by no later than July 3, 2014 and for the Company to be current in its SEC periodic reporting obligations no later than November 14, 2014. The Company has informed its relevant regulatory authorities of this departure from the filing schedule contained in the administrative order.

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This supplement should be retained with the Prospectus and Supplements dated September 20, 2012, November 16, 2012, March 6, 2013, as revised March 20, 2013, July 3, 2013, August 20, 2013, November 21, 2013, February 11, 2014 and March 13, 2014 for future reference. If you have any questions, please contact us at 1-800-541-0171.

This supplement has not been audited by the independent auditors.

Cautionary Statement Regarding Forward-Looking Statements

The foregoing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to, or representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectation to provide information within anticipated timeframes and in accordance with the administrative order entered by the SEC with respect to Phoenix and the Company (the “Order”) and otherwise in accordance with law, the outcome of litigation and claims as well as regulatory examinations, investigations, proceedings and orders arising out of the financial statement restatements of Phoenix and the Company and the failure by Phoenix and the Company to complete their delayed SEC filings, file SEC reports on a timely basis, and become current in their periodic SEC reporting obligations in accordance with their previously announced revised timetables, potential penalties that may result from failure to timely file statutory financial statements with state insurance regulators and failure to comply with the Order. Such forward-looking statements often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Our ability to resume a timely filing schedule with respect to our SEC filings is subject to a number of contingencies, including but not limited to, whether existing systems and processes can be timely updated, supplemented or replaced, and whether additional filings may be necessary in connection with the restatement. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our reports filed with the SEC and are available on our website at www.phoenixwm.com* under “Products/Product Prospectuses.” You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this document, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this document, such statements or disclosures will be deemed to modify or supersede such statements in this document.

*	This is intended as an inactive textual reference only.

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